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                                                                    Exhibit 99.6

                             FOR IMMEDIATE RELEASE

Contacts:

In Los Angeles:  Carrie Conn           In Boston:  Wendy Strickman
                 Golin/Harris                      L.A. Gear
                 213/623-4200                      or
                                                   Nancy Vetstein
                                                   For Ryka
                                                   @617-762-9900


                    L.A. GEAR ANNOUNCES ACQUISITION OF RYKA

                    FIRST STEP IN NEW "L.A. BRANDS" STRATEGY

         SANTA MONICA, Calif. and BOSTON, Mass. -- January 30, 1995 -- L.A. Gear, Inc. (NYSE:LA) and Ryka Inc. (NASDAQ:RYKA) jointly announced today that they have entered into a definitive merger agreement providing for the acquisition of Ryka, a Massachusetts-based marketer of exclusively women's athletic shoes, by L.A. Gear. The merger transaction is anticipated to close in early Summer 1995 and is subject to certain conditions, including the effectiveness of a registration statement to be filed with the SEC, and approval by regulatory authorities and the shareholders of Ryka.

         Stanley P. Gold, chairman and chief executive officer of L.A. Gear and William L. Benford, president and chief operating officer of L.A. Gear, noted, "It appears that the footwear industry is beginning a consolidation phase. As a result, we have developed an "L.A. Brands" strategy aimed at recognizing and capitalizing on opportunities to expand our product lines and distribution channels through the acquisition of other footwear brands and the licensing of key trade names. It is important for us to maintain the separate identity and brand integrity of each brand acquisition, while at the same time utilizing all operating synergies and economies of scale. The Ryka acquisition represents the first step in the implementation of this strategy."

         Gold and Benford added, "Ryka's unique philosophy and focus on products developed and marketed exclusively for women, by women, differentiates it from its competitors and creates an excellent opportunity to reach that segment of the women's market which desires high quality and high performance athletic footwear. In addition, we are proud to join with Ryka and its founder, Sheri Poe, in the effort to end violence against women. Through continued support of the Ryka ROSE (Regaining One's Self-Esteem) Foundation, a not-for-profit organization that funds education, treatment and prevention programs for women, we hope that we can promote increased public awareness and positive change."

         Under the terms of the merger agreement, each issued and outstanding share of Ryka common stock will entitle the holder to receive (i) $.40 in cash,
(ii) .046 shares of L.A. Gear





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common stock, subject to adjustment under certain circumstances based on L.A.
Gear's common stock price, and (iii) .055 warrants. Each whole warrant will represent the right to purchase one share of L.A. Gear common stock at an exercise price of $10.00. The merger agreement is subject to termination by L.A. Gear if the average price of L.A. Gear common stock is less than $3.00 and by Ryka if the average price is greater than $7.50.

         The merger agreement received the unanimous approval of the Ryka Board of Directors, upon the recommendation of its special committee, which determined that the merger is fair, in the best interests of the Company and its shareholders, and consistent with Ryka's long-term business strategy. The Ryka Board of Directors has received the opinion of Tucker Anthony Incorporated, its financial advisor, that the terms of the merger are fair, from a financial point of view, to the shareholders of Ryka.

         The transaction has been approved by the L.A. Gear Board of Directors and consummation of the acquisition is not subject to approval by L.A. Gear's Shareholders.

         After the acquisition is consummated, Sheri Poe will continue as President of Ryka, and it is expected she will become a director of L.A. Gear.

         Sheri Poe, President of Ryka, said, "Ryka has always enjoyed strong support from retailers, consumers, and fitness instructors across the country, but because of our high cost of capital, it has been difficult to translate this enthusiasm into profits. This strategic alliance under the umbrella of L.A. Brands will provide resources that will allow Ryka to grow and expand both in the United States and abroad, while maintaining our independent brand identity as a leading marketer of performance athletic shoes exclusively for women. It is our continued commitment to support women by supplying quality products designed for their specific needs and by contributing to the Ryka ROSE Foundation, whose mission it is to help end violence against women."

         Ryka designs, develops and markets high-performance athletic footwear for women, including Ryka Body Training; aerobics/step; cross-training; Aqueous aquatic exercise; and outdoor fitness including hiking, walking, walk/run and technical athleisure shoes. Ryka footwear is sold worldwide in sporting goods stores, footwear specialty retailers and department stores.

         Based in Santa Monica, California, L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children. The company markets its products internationally through wholly-owned subsidiaries, independent distributors and a Far East joint venture.